UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 29, 2011

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

(Exact name of registrant specified in its charter)

Maryland	333-164313	27-1106076
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	IRS Employer Identification No.

11501 Northlake Drive

Cincinnati, Ohio 45249

(Address of principal executive offices)

Registrant’s telephone number, including area code: (513) 554-1110

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01.	Regulation FD Disclosure

On September 29, 2011, the board of directors of Phillips Edison – ARC Shopping Center REIT Inc. (the “Company”) declared distributions to the stockholders of record at the close of business each day in the period commencing November 1, 2011 through and including December 31, 2011. The declared distributions will equal an amount of $0.00178082 per share of common stock, par value $0.01 per share. This equates to a 6.50% annualized yield when calculated on a $10.00 per share purchase price. A portion of each distribution is expected to constitute a return of capital for tax purposes. Distributions for the month of November will be paid on such day of December 2011 as the President of the Company may determine and distributions for the month of December will be paid on such day of January 2012 as the President of the Company may determine. Distributions will likely be funded from operations as well as debt proceeds, as the Company’s policy is not to fund distributions with proceeds from its initial public offering.

Item 8.01.	Other Events.

On September 29, 2011, the Company’s board of directors approved an Amended Share Repurchase Program (the “Amended SRP”). The Amended SRP eliminates certain limitations on the Company’s ability to repurchase shares that are being redeemed due to a stockholder’s death, disability or determination of incompetence. The cash available for repurchases due to a stockholder’s death, disability or determination of incompetence will not be limited to 5% of the weighted average number of the Company’s shares outstanding during the prior calendar year. Also, the cash available for repurchases due to a stockholder’s death, disability or determination of incompetence will not be limited to the proceeds from the Company’s dividend reinvestment plan during the preceding four fiscal quarters (less amounts used for share repurchases during the same period.)

Under the Amended SRP, these limitations still apply to shares that are repurchased not in connection with a stockholder’s death, disability or incompetence. The Amended SRP will become effective 30 days after the date of this filing. The full text of the Amended SRP is attached as an exhibit to this Report.

Item 9.01.	Financial Statements and Exhibits

99.1	Amended Share Repurchase Program

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS EDISON – ARC SHOPPING CENTER REIT INC.

Dated: October 5, 2011	By:	/s/ R. Mark Addy
R. Mark Addy
Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description

Ex. 99.1	Amended Share Repurchase Program